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                                                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES

    Bertucci's Restaurant Corp., a Massachusetts Company, which does business under the name of "Bertucci's Brick Oven Pizzeria".

    Berestco, Inc., a Massachusetts Company.

    Bertucci's Securities Corp, a Massachusetts Company.

    Sal & Vinnie's Sicilian Steakhouse, Inc.


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